UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Apollo Global Management, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SUPPLEMENT

TO

PROXY STATEMENT

FOR

2023 ANNUAL MEETING OF STOCKHOLDERS

to be held on October 6, 2023

The date of this Supplement is September 18, 2023.

On August 18, 2023, Apollo Global Management, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) relating to its 2023 Annual Meeting of Stockholders. The Company has set October 6, 2023 as the date for the Annual Meeting of Stockholders. The Company will be holding the 2023 Annual Meeting of Stockholders in a virtual-only format. In order to attend the 2023 Annual Meeting of Stockholders, stockholders must register at http://viewproxy.com/apollo/2023/htype.asp by 11:59 p.m., Eastern Time, on October 3, 2023. As previously disclosed, the record date for determining Company’s stockholders entitled to vote at the Annual Meeting of Stockholders has been fixed as the close of business on August 11, 2023. This Supplement supplements the Proxy Statement in order to add information regarding director attendance at the Company’s Board of Directors and committee meetings.

Board of Directors and Committee Meetings Attendance

During the Company’s fiscal year ended December 31, 2022, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served and the Board of Directors held 5 meetings.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you wish to change your vote, please refer to the “Questions and Answers About This Proxy Statement” section of the Proxy Statement for instructions on how to change or revoke your proxy.